Exhibit (3) (a) (ii)



                             CERTIFICATE OF MERGER
                                      OF
                               AMREP CORPORATION
                                     INTO
                            AMREP NEW LAW SUB, INC.


TO:   The Secretary of State of the State of Oklahoma
      101 State Capitol Building
      Oklahoma City, Oklahoma  73105


A. This merger is being filed pursuant to Section 1081 of the Oklahoma General Corporation Act.

B. In lieu of filing an executed Plan and Agreement of Merger, the undersigned surviving corporation hereby certifies as follows:

           1. The name and state of incorporation of each of the constituent corporations of the merger are:

      Name of Corporation                 State of Incorporation
      ----------------------              ----------------------

      AMREP Corporation                        Oklahoma
      AMREP New Law Sub, Inc.                  Oklahoma

           2. A Plan and Agreement of Merger between AMREP Corporation and AMREP New Law Sub, Inc. has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations in accordance with the provisions of Section 1081 of the Oklahoma General Corporation Act.

           3. The name of the surviving corporation is AMREP New Law Sub, Inc., which shall herewith be changed to AMREP Corporation.

           4. The Certificate of Incorporation of AMREP New Law Sub, Inc., the surviving corporation, is hereby amended by the terms of the Plan and Agreement of Merger as follows:

           (a)  Article "FIRST" shall be amended in its
                entirety to read as follows:

                "FIRST:   The name of the Corporation is:
                               AMREP Corporation."

           (b) Article "FOURTH" shall be amended in its entirety to read as follows:

               "FOURTH:  The total number of shares of
                          stock which the Corporation shall
                          have authority to issue is twenty
                          million (20,000,000) all of which
                          are of one class, and the par
                          value of each of such shares is
                          ten cents ($.10)."

           5. The executed Plan and Agreement of Merger is on file at the principal place of business of the surviving corporation. The address of said principal place of business is 10 Columbus Circle, New York, New York 10019.

           6. A copy of the Plan and Agreement will be furnished on request and without cost to any shareholder of any constituent corporation.

           IN WITNESS WHEREOF, AMREP New Lab Sub, Inc., the surviving corporation, has caused this Certificate to be executed by Lawrence T. Perlmutter, its President, and Mitchell Roberts, its Secretary, and its corporate seal hereunto affixed this 7th day of December, 1987.

                               AMREP NEW LAW SUB, INC.

                               By:  /s/ Lawrence T. Perlmutter
                                    --------------------------
                                    Lawrence T. Perlmutter
                                    President

Corporate Seal

ATTEST:

By:  /s/ Mitchell Roberts
     --------------------
      Mitchell Roberts
      Secretary